UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No 2)*

                                   I-MANY INC
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    44973Q103
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)



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CUSIP No. 44973Q103                                      13G/A                            Page 2 of 6 Pages
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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

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2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
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3.        SEC USE ONLY



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4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

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------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                 1,596,722
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                 590,996
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                            1,540,712
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           1,761,153
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      3,301,865
--------- ---------------------------------------------------------------------------- -------------------------------
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10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
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--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     6.32%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------



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CUSIP No. 44973Q103                                      13G/A                             Page 3 of 6 Pages
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ITEM 1.
        (a) Name of Issuer: I-MANY INC

        (b)  Address of Issuer's Principal Executive Offices:    399 THORNALL STREET, EDISON, NJ 08837


ITEM 2.
        (a)   Name of Person Filing: NEIL GAGNON

        (b)   Address of Principal Business Office or, if none, Residence:
              1370 AVE. OF THE AMERICAS, SUITE 2400 NEW YORK, NY 10019

        (c)   Citizenship: US

        (d)   Title of Class of Securities: COMMON STOCK, PAR VALUE $0.0001 PER
              SHARE

        (e)   CUSIP Number: 44973Q103

ITEM        3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ] Investment  company  registered  under section 8 of the Investment  Company Act of 1940
                (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).







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CUSIP No. 44973Q103                                      13G/A                             Page 4 of 6 Pages
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ITEM 4.          OWNERSHIP.


                                   Provide the following information regarding
                                  the aggregate number and percentage of the
                                  class of securities of the issuer identified
                                  in Item 1. As of December 31, 2007, Neil
                                  Gagnon beneficially owned 3,301,865 shares of
                                  Common Stock of I-MANY INC, which amount
                                  includes (i) 565,212 shares beneficially owned
                                  by Mr. Gagnon over which he has sole voting
                                  power and sole dispositive power; (ii) 50,400
                                  shares beneficially owned by Mr. Gagnon over
                                  which he has sole voting power and shared
                                  dispositive power; (iii) 379,295 shares
                                  beneficially owned by Lois Gagnon, Mr.
                                  Gagnon's wife, over which he has shared voting
                                  power and shared dispositive power; (iv)
                                  18,150 shares beneficially owed by Mr. Gagnon
                                  and Mrs. Gagnon as Joint Tenants with Rights
                                  of Survivorship, over which he has shared
                                  voting power and shared dispositive power; (v)
                                  80,244 shares held by the Lois E. and Neil E.
                                  Gagnon Foundation (the "Foundation"), of which
                                  Mr. Gagnon is a trustee and over which he has
                                  shared voting power and shared dispositive
(a) Amount beneficially owned:    power; (vi) 113,307 shares held by the Gagnon
                                  Family Limited Partnership (the "Partnership")
                                  of which Mr. Gagnon is a partner and over
                                  which he has shared voting power and shared
                                  dispositive power; (vii) 91,.868 shares held
                                  by the Gagnon Grandchildren Trust (the
                                  "Trust") over which Mr. Gagnon has shared
                                  dispositive power but no voting power; (viii)
                                  967,710 shares held by four hedge funds
                                  (collectively, the "Funds"), of which Mr.
                                  Gagnon is either the principal executive
                                  officer of the manager or the managing member
                                  of a member of the general partner or the
                                  managing member and over which he has sole
                                  dispositive power and sole voting power; (ix)
                                  7,790 shares held by the Gagnon Securities LLC
                                  Profit Sharing Plan and Trust (the "Plan") of
                                  which Mr. Gagnon is a Trustee and over which
                                  Mr. Gagnon has sole dispositive power and sole
                                  voting power; (x) 5,610 shares held by the
                                  Plan over which Mr. Gagnon has sole voting
                                  power and shared dispositive power; and (xi)
                                  1,022,279 shares held for certain customers of
                                  Gagnon Securities LLC, of which Mr. Gagnon is
                                  the managing member and the principal owner
                                  and over which he has shared dispositive but
                                  no voting power.

                                  6.32% beneficially owned by Mr. Gagnon.
                                  Calculation of percentage of beneficial
(b) Percent of class:             ownership is based on 52,255,971 shares of
                                  Common Stock outstanding as of October 31,
                                  2008, as reported by the Issuer on its Form
                                  10-Q for the period ended September 30, 2007.













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CUSIP No. 44973Q103                                      13G/A                             Page 5 of 6 Pages
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     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote: 1,596,722 (ii)
                   Shared power to vote or to direct the vote: 590,996
                  (iii) Sole power to dispose or to direct the disposition of:
                   1,540,712 (iv) Shared power to dispose or to direct the
                   disposition of: 1,761,153

ITEM 5-9         Not Applicable

Filing of this statement by Mr. Gagnon shall not bee deemed an admission that he beneficially owns the securities reported herein as held in customer accounts at Gagnon Securities LLC or by the Foundation, the Partnership, the Trust, the Funds or the Plan. Mr. Gagnon expressly disclaims beneficial ownership of all securities held in such customer accounts or by the Foundation, the Partnership, the Trust, the Funds or Plan. No single client's interest as reported in the customer accounts at Gagnon Securities LLC exceeds 5% of the outstanding Common
Stock of the Issuer.


ITEM 10.         CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]





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CUSIP No. 44973Q103                                      13G/A                            Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 2008
------------------
Date

NEIL GAGNON

/s/ Neil Gagnon
---------------
Signature




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)